Exhibit 3.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

SABINE PASS LNG-GP, LLC

(A Delaware Limited Liability Company)

This Limited Liability Company Agreement (the “Agreement”), dated as of June 30, 2010, is hereby duly adopted as the limited liability company agreement of Sabine Pass LNG-GP, LLC, a Delaware limited liability company (the “Company”), by the sole Member (as defined below).

ARTICLE I

Definitions

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Affiliate” means, when used with reference to a specific Person: (A) any Person directly or indirectly owning, controlling or holding the power to vote ten percent (10%) or more of any class of the voting securities of the specified Person; (B) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person; or (C) any person that is an officer or director of, general partner in, or manager or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer or director, general partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity.

“Agreement” means this Agreement of the Company, as originally adopted and as amended from time to time.

“Business Day” means a day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States of America.

“Capital Contribution” means any contribution to the capital of the Company in cash, property, or services rendered, or a promissory note or other obligation to contribute cash or property or to perform services by the Member whenever made.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as it shall be amended from time to time.

“Cheniere” means Cheniere Energy, Inc., a Delaware corporation.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any amendatory or successor provision thereto.

“Company” means Sabine Pass LNG GP, LLC, a Delaware limited liability company.

“Crest Obligation” means the assumption and adoption by the Company of all of the obligations required to be adopted by the Company with respect to Cheniere and CXY Corporation (n/k/a Cheniere FLNG, L.P.) under the Crest Settlement Agreement.

“Crest Settlement Agreement” means the Settlement and Purchase Agreement, dated as of June 14, 2001, by and among Cheniere, CXY Corporation, Crest Energy, L.L.C., Crest Investment Company and Freeport LNG Terminal, LLC.

“Indenture” means the Indenture, dated as of November 9, 2006, between the Partnership and The Bank of New York, as trustee, as amended, supplemented or modified from time to time.

“Majority” means, with respect to any referenced group of Managers, a combination of any such Managers constituting more than fifty percent (50%) of the number of Managers of such referenced group who are then elected and qualified.

“Managers” means those Persons identified on Exhibit A or any other Persons who succeed such Persons in that capacity or are elected to act as additional managers of the Company as provided herein.

“Material Action” means to file any insolvency or reorganization case or proceeding, to institute proceedings to have the Company or the Partnership be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Company or the Partnership, to file a petition seeking, or consent to, reorganization or relief with respect to the Company or the Partnership under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Partnership or a substantial part of its property, to make any assignment for the benefit of creditors of the Company or the Partnership, to admit in writing the Company’s or the Partnership’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Members” means Cheniere Energy Investments, LLC, a Delaware limited liability company, and any Person hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company.

“Membership Interest” means, with respect to any Member at anytime, the ownership interest of the Member at that time, which shall include all Units then owned thereby.

“Note Documents” has the meaning assigned to such term in the Indenture.

“Obligations” has the meaning assigned to such term in the Indenture.

“Partnership” means Sabine Pass LNG, L.P., a Delaware limited partnership.

“Person” means any individual, general or limited partnership, limited liability company, corporation, executor, administrator or estate, trustee or trust or other legal entity.

“Units” means units of ownership interest in the Company.

1.2 Other Definitional Provisions. All terms used in this Agreement that are not defined in this Article I have the meanings contained elsewhere in this Agreement.

ARTICLE II

Formation

2.1 Name and Formation. The name of the Company is Sabine Pass LNG-GP, LLC. The Company was formed as a limited liability company upon the filing of the Certificate pursuant to the Act.

2.2 Principal Place of Business. The principal place of business of the Company shall be at 700 Milam St., Suite 800, Houston, Texas. The Company may locate its place(s) of business and registered office at any other place or places as the Members may from time to time deem necessary or advisable.

2.3 Registered Office and Agent. The registered office of the Company shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its initial registered agent at such address shall be Corporation Service Company.

2.4 Duration. The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of the State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.5 Single Purpose Entity Requirements. Notwithstanding any other provision contained in this Agreement, the Company shall comply with the following single purpose entity requirements (“Single Purpose Entity Requirements”) in order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate.

(a) Limited Purpose. The sole purpose conducted or promoted by the Company since its organization and at least during the term of the Indenture is to engage only in the following activities:

(i) to acquire a general partner interest in the Partnership and act in such capacity in accordance with, subject to and as permitted in the Partnership’s organizational documents and the Note Documents; and

(ii) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) Limitations on Indebtedness, Actions. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, so long as any obligation under the Note Documents is outstanding the Company shall not:

(i) guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person (other than the Crest Obligation);

(ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under Articles II and III of this Agreement;

(iii) incur, create or assume any indebtedness or liabilities other than (A) the Obligations, (B) the Crest Obligation and (C) indebtedness and liabilities incurred by the Partnership that are permitted under the Note Documents;

(iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person;

(v) to the fullest extent permitted by law, engage in any dissolution or liquidation, or (except as permitted under the Note Documents) any consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Company’s business;

(vi) buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities or as otherwise permitted under the Note Documents);

(vii) own any asset or property other than its general partner interest in the Partnership and incidental personal and real property necessary to act in such capacity in accordance with, subject to and as permitted in the Partnership’s organizational documents and the Note Documents;

(viii) take any Material Action without the unanimous written approval of the Managers of the Company, including the Independent Manager; or

(ix) amend, modify or otherwise change Articles II or III of this Agreement with respect to the Single Purpose Entity Requirements.

(c) Separateness Covenants. In the conduct of the Company’s operations since its organization and so long as any obligation under the Note Documents is outstanding, the Company has observed and will continue to observe the following covenants:

(i) maintain books and records and bank accounts separate from those of any other Person;

(ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(iii) comply with all organizational formalities necessary to maintain its separate existence;

(iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(v) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that the Company’s assets may be included in consolidated financial statements of its Affiliates so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to disclose the separate nature of the Company’s indebtedness;

(vi) prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(vii) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(viii) except as permitted in the Note Documents, not enter into any transaction with Affiliates except on an arm’s-length basis on terms which are no less favorable than would be available in comparable transactions with unaffiliated third parties (or, if no comparable transactions with unaffiliated third parties would be available, then on terms that are determined by the Managers to be fair in light of all factors considered by the Managers to be pertinent to the Company), and pursuant to written, enforceable agreements;

(ix) conduct its own business in its own name, and use separate stationery, invoices and checks;

(x) not commingle its assets or funds with those of any other Person;

(xi) not assume, guarantee or pay the debts or obligations of any other Person (other than the Crest Obligation and the Company’s pledge of the general partner interest in the Partnership as set forth in the Note Documents);

(xii) correct any known misunderstanding as to its separate identity;

(xiii) not permit any Affiliate to guarantee or pay its obligations (other than with respect to the Crest Obligation);

(xiv) pay its liabilities and expenses out of and to the extent of its own funds;

(xv) maintain a sufficient number of employees or engaged independent contractors in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to the Company; and

(xvii) cause the officers, Managers, employees, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company except to the extent required or permitted by the Note Documents.

Failure of the Company to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity.

(d) Independent Manager. As long as any obligation under the Note Documents is outstanding, the Company at all times shall have at least one Independent Manager. To the fullest extent permitted by law, the Independent Manager shall consider, as applicable, only the interests of the Company and its creditors or the interests of the Partnership and its creditors in acting or otherwise voting on any Material Action. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by a written instrument. In the event of a vacancy in the position of Independent Manager, the Company shall, as soon as practicable, appoint a successor Independent Manager.

(e) Property; Partition; Nature of Interest.

(i) All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interests in any Company property in its individual name or right, and each Member’s ownership interest in the Company shall be personal property for all purposes.

(ii) To the fullest extent permitted by law, each Member and any additional Member admitted to the Company hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of creditors with respect to any distribution pursuant to this Agreement. The interest of the Members in the Company is personal property.

(f) Special Member. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than (A) upon an assignment by the last remaining Member of all of its limited liability company interest in the Company and the admission of the transferee in accordance with the Note Documents and the Agreement, or (B) the resignation of the last remaining Member and the admission of an additional Member of the Company in accordance with the terms of the Note Documents and the Agreement), any Person acting as Independent Manager of the Company shall, without any action of any other Person and simultaneously with the Member ceasing to be the last remaining Member of the Company, automatically be admitted to the Company as a Member with a zero percent (0%) economic interest (the “Special Member”) and shall continue the Company without dissolution and (ii) the Special Member may not resign from the Company or transfer its rights as the Special Member unless (A) a successor Special Member has been admitted to the Company as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least one Independent Manager of the Company.

Further, (i) the Special Member shall automatically cease to be a Member of the Company upon the admission to the Company of the first substitute Member, (ii) the Special Member shall be a Member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the assets of the Company, (iii) pursuant to Section 18-301 of the Act, the Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, (iv) the Special Member, in its capacity as Special Member, may not bind the Company and (v) except as required by any mandatory provision of the Act, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company including, without limitation, the merger, consolidation or conversion of the Company; provided, however, such prohibition shall not limit the obligations of the Special Member, in its capacity as Independent Manager, to vote on such matters required by the Note Documents or the Agreement. In order to implement the admission to the Company of the Special Member, the Special Member shall execute a counterpart to the Agreement. Prior to its admission to the Company as the Special Member, the Special Member shall not be a Member of the Company, but the Special Member may serve as an Independent Manger of the Company.

Upon the occurrence of any event that causes a Member to cease to be a Member of the Company to the fullest extent permitted by law, the personal representative of that Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of that Member in the Company agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company effective as of the occurrence of the event that terminated the continued membership of the Member in the Company. Any action initiated by or brought against the Members or the Special Member under any federal or state bankruptcy, insolvency, reorganization or other creditors rights laws or regulations shall not cause any Member or the Special Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Each of the Members and the Special

Member waives any right it might have to agree in writing to dissolve the Company upon the occurrence of any action initiated by or brought against the Members or the Special Member under any federal or state bankruptcy, insolvency, reorganization or other creditors rights laws or regulations, or the occurrence of an event that causes any Member or the Special Member to cease to be a Member of the Company.

2.6 Powers. Subject to Article III of this Agreement, the Company, and the Managers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 2.5 above, and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

2.7 Limitation of Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Members nor the Special Member nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Manager of the Company.

ARTICLE III

Rights and Duties of Managers

3.1 Management.

(a) Managers. Subject to this Article III and the other terms of this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its designated Manager or Managers.

(b) Powers. Subject to this Article III and the other terms of this Agreement, in addition to the powers and authorities expressly conferred by this Agreement upon the Managers, the Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Members by the Act the Certificate or this Agreement, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of the Company.

3.2 Number and Qualifications. The number of Managers shall not be less than one (1) nor more than seven (7) as may be determined by the Members from time to time, but no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. Managers need not be residents of the State of Delaware. The Managers in their discretion may elect from among the Managers a chairman of the Managers who shall preside at meetings of the Managers.

3.3 Independent Manager and Professional Independent Manager. As long as any obligation under the Note Documents is outstanding, at least one Manager shall be an Independent Manager. An “Independent Manager” means a natural Person who is not at the time of initial appointment as a Manager or at any time while serving as a Manager of the Company has not been at any time during the five (5) years preceding such initial appointment:

(a) a stockholder, director (with the exception of serving as an independent director of Sabine Pass LNG-GP, Inc.), manager (with the exception of serving as an Independent Manager of the Company), officer, trustee, employee, partner, member, attorney or counsel of the Company or the Partnership or any Affiliate of either of them;

(b) a creditor, customer, supplier, or other Person who derives more than five percent (5%) of its purchases or revenues from its activities with the Company or the Partnership or any Affiliate of either of them;

(c) a Person controlling or under common control with any Person excluded from serving as Independent Manager under (a) or (b); or

(d) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Manager under (a) or (b).

A natural Person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Manager of the Company if such individual is an Independent Manager provided by a nationally-recognized company that provides professional independent managers and directors (a “Professional Independent Manager”) and other corporate services in the ordinary course of its business. A natural Person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or manager of a “single purpose entity” affiliated with the Partnership shall not be disqualified from serving as an Independent Manager of the Company if such individual is either (i) a Professional Independent Manager or (ii) the fees that such individual earns from serving as independent director or manager of Affiliates of the Partnership in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Notwithstanding the immediately preceding sentence, an Independent Manager may not simultaneously serve as Independent Manager of the Company and independent director or manager of a special purpose entity that owns a direct or indirect equity interest in the Partnership.

For purposes of this Section 3.3, each of “Affiliate” and “Person” has the meaning assigned to such term in Article I. In addition, a “single purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the special purpose provisions of this Agreement.

3.4 Election. At the first annual meeting of the Members and at each annual meeting thereafter, the Members shall elect one or more Managers to hold office until the next succeeding annual meeting. Unless removed in accordance with this Agreement, each Manager shall hold office for the term for which such person is elected and until such person’s successor shall be elected and qualified.

3.5 Vacancy. Any vacancy occurring for any reason in the number of Managers shall be filled by the Members electing a replacement Manager. A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

3.6 Removal. At a meeting called expressly for such purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the Members.

3.7 Place of Meetings. All meetings of the Managers may be held either within or outside the State of Delaware.

3.8 Annual Meetings. The annual meeting of Managers shall be held, without further notice, immediately following the annual meeting of Members, and at the same place, or at such other time and place as shall be fixed with the consent in writing of all the Managers.

3.9 Regular Meetings. Regular meetings of the Managers may be held without notice at such time and place either within or outside the State of Delaware as shall from time to time be determined by the Managers.

3.10 Special Meetings. Special meetings of the Managers may be called by any Manager on three (3) days’ notice to each Manager, either personally or by mail, telephone or by telegram.

3.11 Quorum. At all meetings of the Managers, the presence of a Majority shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. At a meeting at which a quorum is present, the act of a Majority shall be the act of the Managers, except as otherwise provided by law, the Certificate or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.12 Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

3.13 Actions Without a Meeting. Notwithstanding any provision contained in this Article III, all actions of the Managers provided for herein may be taken by written consent without a meeting. Any such action which may be taken by the Managers without a meeting shall be effective only if the consent is in writing, sets forth the action so taken, and is signed by all of the Managers.

3.14 Compensation. Managers, as such, shall not receive any stated salary for their services, but shall receive such compensation for their services as may be from time to time determined by the Members. In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Managers, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation for such service.

3.15 Officers. The Managers may, from time to time, designate one or more persons to be officers of the Company. No officer need be a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers, including, without limitation, president, vice president, chief financial officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer shall hold office until such person’s successor shall be duly designated and shall qualify or until such person’s death or until such person shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers. The Managers, whenever in their judgment the best interests of the Company will be served thereby, may remove any officer as such, either with or without cause. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Managers.

3.16 Indemnification. Each Member, Manager and officer shall be indemnified and held harmless by the Company, including advancement of expenses, but only to the extent that the Company’s assets are sufficient therefore, from and against all claims, liabilities, and expenses arising out of any act performed or omitted to be performed in connection with the management of the Company’s affairs, including reasonable attorneys’ fees incurred by such Member, Manager or officer in connection with the defense of any action based on any such act or omission, but excluding those claims, liabilities and expenses caused by the gross negligence or willful misconduct of such Member, Manager or officer, subject to all limitations and requirements imposed by the Act. These indemnification rights are in addition to any rights that any Member, Manager or officer may have against third parties. The foregoing indemnification specifically includes those claims that arise out of the indemnified party’s sole, joint or contributory negligence, but specifically excludes those claims that arise out of the indemnified party’s willful misconduct, fraud or gross negligence. To the extent that an indemnified party is a party to this Agreement, such indemnified party would not have entered into this Agreement if not for this indemnification.

ARTICLE IV

Rights and Duties of the Members

4.1 Place of Meetings. All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Members and set forth in any notice or waivers of notice of such meeting.

4.2 Annual and Special Meetings. The annual and special meetings of the Members for the election of Managers and the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated by the Members from time to time.

4.3 Actions Without a Meeting. Notwithstanding any provision contained in this Article IV, all actions of the Members provided for herein may be taken by written consent without a meeting. Any such action which may be taken by the Members without a meeting shall be effective only if the consent is in writing, sets forth the action so taken, and is signed by the Members.

4.4 Voting for Managers. Managers shall be elected by the Members.

4.5 Number. The initial number of Members of the Company shall be one (1).

ARTICLE V

Capitalization

5.1 Capital Contributions.

(a) If at any time the Members determine that the Company has insufficient funds to carry out the purposes of the Company, the Members may make additional contributions to the capital of the Company.

(b) The Members shall not be paid interest on any Capital Contribution.

5.2 Withdrawal or Reduction of Capital Contributions.

(a) No Member shall receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay such liabilities.

(b) No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, the Members shall not have the right to receive property other than cash.

5.3 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond its initial Capital Contribution. The Members shall not be required to contribute to the capital of, or to loan any funds to, the Company.

5.4 Article 8 Opt-In. The Company hereby elects that all Units in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the state of its jurisdiction of formation and, to the extent permitted by applicable law, each other applicable jurisdiction.

5.5 Certificates.

(a) Upon the issuance of Units in the Company to any Person in accordance with the provisions of this Agreement, the Company shall issue one or more certificates in the name of such Person substantially in the form of Exhibit B hereto (a “Unit Certificate”), which evidences the ownership of the Units in the Company of such Person. Each such Unit Certificate shall be denominated in terms of the number of Units in the Company evidenced by such Unit Certificate and shall be signed by two officers of the Company.

(b) The Company shall maintain books for the purpose of registering the transfer of Units. In connection with a transfer in accordance with this Agreement of any Units in the Company, the Unit Certificate(s) shall be delivered to the Company for cancellation, and the Company shall thereupon issue a new Unit Certificate to the transferee evidencing the Units that were transferred and, if applicable, the Company shall issue a new Unit Certificate to the transferor evidencing any Units registered in the name of the transferor that were not transferred.

(c) Each Unit Certificate evidencing Units in the Company shall bear the following legend: “THIS CERTIFICATE EVIDENCES AN INTEREST IN SABINE PASS LNG-GP, LLC (THE “COMPANY”) AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF ITS FORMATION AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF EACH OTHER APPLICABLE JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AMONG THE MEMBER(S). COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(d) This Section 5.5 shall not be amended, and any purported amendment to this Section 5.5 shall be null and void, unless the Required Lenders under the Guarantee and Collateral Agreement have consented to such amendment or such Guarantee and Collateral Agreement shall have been terminated in accordance with it terms.

5.6 Effect of Bankruptcy of a Member.

The bankruptcy, dissolution, liquidation, or termination of any Member shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, personal representative, executor, administrator, committee, guardian or conservator of such Member shall have all the rights of such Member for the purpose of settling or managing its estate or property, subject to satisfying conditions precedent to the admission of such assignee as a substitute Member. The transfer by such trustee, receiver, executor, administrator, committee, guardian or conservator of any interest in the Company shall be subject to all of the restrictions hereunder to which such transfer would have been subject if such transfer had been made by such bankrupt, dissolved, liquidated or terminated Member.

Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company or the Member in the Company.

Notwithstanding any other provision of this Agreement, each Member and any additional Member waives any right it might have to agree in writing to dissolve the Company upon the bankruptcy, dissolution, liquidation or termination of the Member or additional Member, or the occurrence of an event that causes the Member or additional Member to cease to be a Member of the Company.

ARTICLE VI

Distributions

6.1 Distributions. Subject to Section 6.2, the Company shall make all distributions at such times as determined by the Members.

6.2 Limitation Upon Distribution. No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Members on account of their Capital Contributions.

ARTICLE VII

Books and Accounts

7.1 Records and Reports. At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company.

7.2 Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers with the consent of the Members.

ARTICLE VIII

Dissolution and Termination

8.1 Dissolution.

(a) Subject to Section 2.5(b), the Company shall be dissolved upon the first of the following to occur:

(i) When the period fixed for the duration of the Company, if any, shall expire;

(ii) Upon the election to dissolve the Company by the Members;

(iii) Upon the resignation, expulsion, bankruptcy, legal incapacity or dissolution of the Members, or the occurrence of any other event which terminates the continued membership of the Members; or

(iv) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article VIII.

(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 8.2.

(d) Upon dissolution of the Company, the Managers may cause any part or all of the assets of the Company to be sold in such manner as the Managers shall determine in an effort to obtain the best prices for such assets; provided, however, that the Managers may distribute assets of the Company in kind to the Members to the extent practicable.

8.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be distributed in the following order:

(a) First, to creditors, including the Members or Managers who are creditors, in the order of priority as provided by applicable law, except those to the Members on account of the Members’ Capital Contributions; and

(b) Second, any remainder shall be distributed to the Members.

8.3 Cancellation of Certificate. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to the Members’ rights and interests, the Certificate of Cancellation shall be executed on behalf of the Company by the Managers or the Members and shall be filed with the Secretary of State of the State of Delaware, and the Managers and Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE IX

Transfer of Membership Interests

Each Member may sell, assign or otherwise transfer all or any portion of such Member’s Membership Interest at any time to any Person.

ARTICLE X

Miscellaneous Provisions

10.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s, Manager’s and/or Company’s address as it appears in the Company’s records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given when delivered personally on the next Business Day after the date on which the same was telecopied to such person.

10.2 Application of Delaware Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, and specifically the Act, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

10.3 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

10.4 Amendments. Except as otherwise expressly set forth in this Agreement, the Certificate and this Agreement may be amended, supplemented or restated only upon the written consent of the Members. Upon obtaining the approval of any amendment to the Certificate, the Managers shall cause a certificate of amendment in accordance with the Act to be prepared, and such certificate shall be executed by no less than one Manager and shall be filed in accordance with the Act.

10.5 Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

10.6 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members and the Members’ distributees, legal representatives, successors and assigns.

10.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Members who execute the same, but all of such counterparts shall constitute the same Agreement.

10.8 Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has caused this Agreement to be duly adopted by the Company as of the date set forth above.

SOLE MEMBER:

Chenier Energy Investments, LLC

By:	/s/ Meg A. Gentle
Name:	Meg A. Gentle
Title:	Chief Financial Officer

Exhibit A

Managers

Charif Souki	700 Milam St., Suite 800
Houston, TX 77002

Victor A. Duva	1209 Orange Street
Wilmington, DE 19801

Exhibit B

Unit Certificates